Exhibit 10.51

CONFIDENTIAL PATENT PURCHASE AGREEMENT

This CONFIDENTIAL PATENT PURCHASE AGREEMENT (“Agreement”) is entered into as of December 31, 2013 (“Effective Date”), by and between Spherix Incorporated, a Delaware corporation with an office at 7927 Jones Branch Drive, Tysons Corner, VA 22102 (the “Company”), Spherix Portfolio Acquisition II, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Purchaser”), and Rockstar Consortium US LP, a Delaware limited partnership having a primary place of business at Legacy Town Center 1, 7160 N. Dallas Parkway, Suite 250, Plano, Texas 75024 (“Seller”, and collectively with the Purchaser and Seller, the “Parties”).

RECITALS

WHEREAS,  Seller owns certain Patents (defined below) and wishes to sell to Purchaser its entire right, title and interest in such Patents, the causes of action to sue for infringement thereof, and all such other legal rights in respect of the Patents as are held by the Seller; and

WHEREAS,  Purchaser wishes to purchase such Patents free and clear of any restrictions, liens, claims or encumbrances, except as specified herein.

NOW IT IS THEREFORE RESOLVED, that in consideration for the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as set forth herein.

AGREEMENT

1. Definitions

“Action” means any action, claim, suit, arbitration, litigation, proceeding or governmental investigation.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.  For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

 “Common Stock” shall have the meaning ascribed to it in Section 2.4(b).

“Cumulative Participation Income” means the total amount of Participation Income earned by Purchaser at any time hereunder.

 “Deductible Purchaser Expenses,” for any particular calendar quarter, means all reasonable and documented out-of-pocket costs incurred by the Purchaser or its Affiliates where such costs are incurred directly from the maintenance, assertion and/or litigation of the Patents, including, payments to arm’s length third party outside counsel, maintenance fees, consultants, experts, and other litigation vendors (for the absence of doubt such costs to include the cost of all applications, pending and future maintenance costs, and the costs to prosecute, file and maintain all Patents, as well as the costs of defending an inter partes review before the US Patent and Trademark Office and with the consent of Seller (which consent shall not be unreasonably withheld)  financing costs of assertion and/or litigation of the Patents).  For the absence of doubt, subject to the foregoing Seller consent requirement where applicable, any (A) premium or recovery amounts paid or payable to any arm’s length third party funding source as noted above, or to the Purchaser or Seller (but not more than the amount of premium or recovery percentage on terms as had been offered and which are generally equivalent to the terms of any third party funding source made in  an arms-length proposal as to which Purchaser and/or Seller have exercised their election to match) but only to the extent Purchaser and/or Seller elect, in whole or in part, to match such  funding arrangement), and (B) disbursements incurred by Purchaser,  Seller or arm’s length third-party funding source, shall constitute Deductible Purchaser Expenses.

Encumbrances” means all claims, conditional sales agreements, Liens, licenses, rights to renew or extend such licenses, rights of first refusal, options, covenants, non-assertions, immunities or releases.

“Fixed Consideration Amount” means the amount paid to Sellers in accordance with Section 2.4(b).

“Liens” means all liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other limitations on use of any nature whatsoever, whether consensual, statutory or otherwise.

“Lockup Rider” shall have the meaning ascribed to it in Section 2.4(c).

“Nortel” means Nortel Networks Limited and its Affiliates.

“Nortel Auction Process” means the court-administered auction of certain patents of Nortel (including the Patents) conducted under the Nortel bankruptcy process pursuant to which Seller indirectly (through Rockstar Bidco LP) acquired all of its right, title and interest in and to the Patents.

“Participation Income” for any particular calendar quarter means Purchaser’s consolidated gross revenues received for such quarter as a result of the licensing of, sale of, or the settlement of or judgment associated with any litigation involving any of the Patents minus the Deductible Purchaser Expenses (based upon an annual budget to be agreed by the Parties, within 90 days of date hereof for 2014 and annually thereafter on or prior to December 31 of each ensuing year until the termination of all litigation involving the Patents or the expiration thereof, whichever is later). All calculations of “Participation Income” shall be made in accordance with U.S. generally accepted accounting principles as in effect from time to time.

“Participation Percentage” for any particular calendar quarter means (i) zero percent if the Cumulative Participation Income is less than or equal to the Purchaser’s Initial Return, or (ii) fifty percent (50%) of the Cumulative Participation Income if the Cumulative Participation Income is greater than Purchaser’s Initial Return.

“Patents” means (a) all patents and patent applications listed in Exhibit B hereto; (b) any patents required to make any issued patents listed in Exhibit B enforceable because of a terminal disclaimer filed prior to the Closing Date; and (c) any divisionals, continuations,  reissues, reexaminations, extensions, renewals, utility models, foreign counterparts in any countries or other jurisdictions in the world, whose priority is based upon the patents and patent applications listed in Exhibit B; and (d)  the inventions, discoveries and improvements described or claimed in any or all of the foregoing.

 “Preferred H Stock” means shares of the Company’s Series H Convertible Preferred Stock.

“Preferred I Stock” means shares of the Company’s Series I Convertible Redeemable Preferred Stock.

“Purchaser’s Initial Return” means the Fixed Consideration Amount paid to Seller, plus one hundred percent (100%) of such Fixed Consideration Amount.

“Person” means a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

“Rider” shall have the meaning ascribed to it in Section 2.4(c).

“Securities” means the Common Stock, Preferred H Stock and Preferred I Stock forming the basis for payment of the Fixed Consideration Amount hereunder.

“Stockholder Approval” means the requisite vote required for approval of the issuance of Preferred H Stock and Preferred I Stock following filing of a proxy or information statement with the SEC for conversions in excess of the limitations imposed by  the Rules of The NASDAQ Stock Market.

 “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board or the OTC Markets, (or any successors to any of the foregoing), on which the Common Stock is listed or quoted for trading on the date in question.

2. Transfer

2.1 Patent Assignment.  Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall and hereby does sell, assign, transfer and convey to Purchaser any and all right, title and interest it has in and to the Patents, including without limitation, all rights and interests of Seller to sue for past, present and future infringement, to collect royalties under such Patents, to prosecute all existing Patents worldwide, to apply for additional Patents worldwide and to have Patents issue in the name of Purchaser.

2.2 Assignment of Causes of Action.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall and hereby does sell, assign, transfer and convey to Purchaser any and all right, title and interest it has in and to all causes of action and enforcement rights, whether known, unknown, currently pending, filed, or otherwise, for the Patents, including without limitation all of Seller’s rights and interests to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents (the “Causes of Action”).

2.3 Limitations Regarding Prior Encumbrances.  Purchaser acknowledges and agrees that rights of Seller in the Patents, and, accordingly, the assignment of the Patents to Purchaser hereunder are subject to the rights granted in the Identified Encumbrance Agreements.    “Identified Encumbrance Agreements” means (a) those licenses and other agreements granting rights in and/or to the Patents entered into by Nortel which (i) survived the bankruptcy of Nortel, and (ii) have not subsequently expired or otherwise been terminated; and (b) those licenses granted by Nortel to the partners of Rockstar Bidco LP at or prior to the time of the Nortel Auction Process which have previously been disclosed or made available to the Purchaser for review in writing and which will continue to be available following the Effective Date to Purchaser and litigation counsel as needed, for purposes of any litigation, claims or demands.      Seller represents and warrants that it has provided Purchaser with access to all Identified Encumbrance Agreements in its possession and knowledge.

2.4 Fixed Consideration.  In consideration for the assignment of Seller’s rights, title and interest in the Patents and the Causes of Action, and the other obligations of Seller as set forth in this Agreement, Company shall pay or otherwise provide to Seller the Fixed Consideration Amount, as follows:

(a) On the Closing Date, Company shall issue and deliver to Seller:

(i)   199,990 shares of its common stock par value $0.0001 per share (the “Common Stock”); plus

(ii) 459,043 shares of its Preferred H Stock; plus

(iii) 119,760 shares of its Preferred I Stock.

(b) The number of shares of Common Stock issued on the Effective Date, and the Effective Date value of the Common Stock into which the Preferred H Stock and the Preferred I Stock shall be convertible, shall be no less than, $59,999,927 United States Dollars based upon the amount that satisfies NASDAQ Rule 5635 (i.e., the consolidated closing bid price of the Common Stock on the Trading Day immediately preceding the Effective Date).  The conversion of Preferred H Stock and Preferred I Stock into shares of Common Stock shall be restricted prior to the time that Stockholder Approval shall have been obtained in accordance with the Rules of The NASDAQ Stock Market (i.e., Rule 5635) and related NASDAQ staff interpretations.  The Securities shall be subject to the registration rights described in the Registration Rights Rider (the “Rider”) attached hereto as Exhibit D.  In the event that (i) the Company fails to file the registration statement referred to in Section 1.1 of the Registration Rider by February 3, 2013 (unless a later date is consented to by Seller)  or (ii) such registration statement is not declared effective by the SEC within sixty (days) after its filing, then in either such case the Company shall issue to the Seller such number of shares of Common Stock (at a value per share permitted by NASDAQ Rules as of the date of issuance equal to 100% of the market price), as is equal to five (5%) percent of the number of shares of Common Stock and Preferred H Stock (taken together) issued to Seller as part of the Fixed Consideration Amount, provided, however,  if the issuance of such Common Stock to Seller would then cause the Seller to exceed the 4.99% Beneficial Ownership Limitation, the 9.99% Beneficial Ownership Limitation or the 19.99% Beneficial Ownership Limitation (as such terms are defined in the Company’s Certificate of Designation for Preferred  H Stock) as is then in effect, the  issuance of such Common Stock shall be deferred until such time as the issuance would not cause the Seller to exceed the applicable Beneficial Ownership Limitation and shall thereafter promptly be issued to Seller or its designee.

(c) The Securities shall be subject to the terms of the lockup rider (the “Lockup Agreement”) attached hereto as Exhibit C.  Seller acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be sold absent registration or an exemption therefrom.  The Shares shall contain a restrictive legend upon issuance in customary form for issuance of restricted securities and be subject to resale upon satisfaction of the requirements of Rule 144 after the six months anniversary of the issuance (unless registered) subject to the terms and conditions of the Lockup Rider, and restrictions on conversion as required by rules of The NASDAQ Stock Market.

2.5 Participation Payments.

(a) In addition to the payments set forth in Section 2.4, the Purchaser will wire transfer within thirty (30) days following the end of each calendar quarter to such bank account as is most recently specified in writing by an authorized Seller representative, an amount equal to the product of (A) the applicable Participation Percentage multiplied by (B) the Participation Income for the most recently completed calendar quarter, (“Participation Payments”), provided, however, that Purchaser shall receive Purchaser’s Initial Return prior to any Participation Payments being paid to Seller hereunder (subject always to the Seller’s prior ranking  redemption rights under the terms of the Preferred I Stock). Concurrent with or prior to such wire transfer, Purchaser will provide Seller with a calculation of the amount due per this Section 2.5 providing sufficient detail to permit Seller to verify the accuracy of such calculation (the “Calculation Statement”).  Any disputes with respect to the calculation of any payment amounts in this Section 2.5 shall be resolved by means of the process set forth in this Section 2.5.

(b) The Company and the Purchaser shall keep full, clear and accurate records with respect to the Participation Income, Deductible Purchaser Expenses and Participation Payments, together with full, clear and accurate records of all cash received by the Company and/or the Purchaser during the applicable period (the “Financial Records”), and shall furnish any information which Seller may reasonably prescribe from time to time to enable Seller to ascertain the proper Participation Payments due under this Agreement and under the terms of the Preferred I Stock.  Company shall retain such Financial Records for at least seven (7) years from the applicable date.  Seller shall have the right, twice annually, through its accredited auditors (or such other party as may be agreeable to the Parties), to make an examination, during normal business hours, of all records and accounts bearing upon the amount of Participation Payments payable to it under this Agreement and the terms of the Preferred I Stock.  Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination.  Seller shall be responsible for all its costs of any such audit unless the audit reveals an underpayment by Company of at least $100,000 for the relevant audited period.  In such an event, Purchaser shall be responsible for Seller’s costs of the audit.  Based on Company’s audited financials, Company will provide Seller with a calculation of the amounts due per Section 2.5(a) with respect to each of the quarters in such recently ended calendar year (a “Year End Statement”).  The Year End Statement is due to Seller within ten (10) days of Company’s public announcement of Company’s audited financial statement from Company’s auditor.   Within twenty (20) days following receipt of such Year End Statement, Purchaser will pay, (without interest) to Seller, any amounts remaining due per Section 2.5(a) as shown in the Year End Statement.  In the event that the audit shows that Purchaser has overpaid Seller, the amount of the overpayment will be applied to the immediate redemption of additional Preferred I Stock or, if no such stock is outstanding, credited to Seller’s account in respect of future Participation Payments.

(c) If a dispute arises with respect to the amounts due per this Section 2.5, the Parties will negotiate the matter in good faith during a four week period from the date that one of them concludes and notifies the other that a dispute exists.  If a dispute remains after such good faith negotiations, the Parties will as expeditiously as possible (in any event within sixty days) seek mediation to resolve the remaining matters.  If no agreement is reached at the conclusion of such mediation, the Parties are thereafter free to exercise all rights available hereunder at law for resolution of the disputed matter.

3. Closing, Delivery and Payment

3.1 Closing.  The Closing shall take place at the offices of Sichenzia Ross Friedman Ference LLP, at 10:00 a.m., eastern daylight time, on the Effective Date (the “Closing Date”).

3.2 Closing Deliverables.  At the Closing Seller shall execute, notarize and deliver to Purchaser an assignment in the form attached hereto as Exhibit A suitable for filing with the USPTO and other patent offices worldwide (the “Assignment”).  At the Closing, Purchaser and Company shall deliver to Purchaser or its designated agent the certificates representing the Fixed Consideration.

3.3 Post-Closing Deliverables.  On or within seven (7) business days following the Closing Date, Seller shall send, via Federal Express or other reliable overnight and trackable delivery service, to Purchaser, the executed and notarized original of the Assignment along with all files and original documents owned or controlled by Seller or its agents or attorneys regarding the Patents including, without limitation, (a) all Letters Patents, if available, (b) assignments for the Patents, (c) documents and materials evidencing dates of invention, (d) prosecution history files for all issued, pending and abandoned Patents, (e) its own files regarding the issued Patents, and (f) a current electronic copy of a docketing report for the Patents accurately setting forth to the best of Seller’s knowledge any and all dates relevant to the prosecution or maintenance of the Patents, including, without limitation, information relating to deadlines, payments and filings for the Patents, and the names, business addresses, email addresses, and phone numbers of all prosecution counsel and agents (“Docket”).

4. Intentionally omitted.

5. Closing Conditions

5.1 Conditions to Purchaser’s Obligation to Close.  Purchaser’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(b) Seller shall have delivered to Purchaser the Assignment.

5.2 Conditions to Seller’s Obligation to Close.  Seller’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Purchaser and Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(b) Company shall have delivered to Seller or its representatives the share certificates representing the Securities.

6. Covenants

6.1 Further Assurances.

(a) Seller covenants and agrees that after the Closing Date, it will upon request, and without further consideration, execute and deliver to Purchaser any other documents and materials, and take any further actions that are reasonably necessary for Purchaser to perfect its title, or otherwise enforce its rights, in the Patents.

(b) Seller shall grant Company and Purchaser a power-of-attorney in a customary form to be agreed by the Parties to execute and deliver all documents in the name of Seller in order to effectuate the recordation of the transfers of the Patents in any governmental filing office in the world.

6.2 Litigation Funding.  Prior to executing a written engagement with any outside litigation counsel in respect of patent litigation relating to any of the Patents, Purchaser shall disclose in writing to Seller the identity of the proposed outside litigation counsel, the terms of the engagement, including, but not limited to, the financial terms, and the funding source and terms with which the patent litigation will be funded.  Within five (5) business days of receipt of such written disclosure from Purchaser, Seller shall have the right to confer with Purchaser on the terms of the litigation funding and Purchaser shall facilitate such consultation.  Further, if a third party funding source is selected and approved, either Seller or Purchaser shall have the right to match the terms of such third party funding source and receive the premium otherwise allocated to the funding source.  Otherwise, the premium paid to the third party funding source will be part of the Deductible Purchaser Expenses.  For the absence of doubt, provided the consent of Seller has been obtained (which consent shall not be unreasonably withheld) any (A) premium or recovery amount paid or payable to any third party funding source, or to the Purchaser or Seller (to the extent Purchaser or Seller elects, in whole or in part, to exercise the rights in the immediately preceding sentence), and (B) amount of disbursements incurred by Purchaser or reimbursed to Seller or third-party funding source, shall constitute Deductible Purchaser Expenses.

6.3 Continued Prosecution.  (a) Purchaser shall diligently continue to prosecute the Patents while any obligations to Seller remain outstanding hereunder, and shall timely pay any maintenance fees, annuities and the like for which become due, subject to consultation with Seller that a Patent should not be pursued or should be allowed to go abandoned.  Purchaser will furthermore use its best efforts to put potential infringers of the Patents on notice of infringement, and to otherwise act to maximize the value of the Patents, as soon as possible after the Effective Date, provided, however, Purchaser will not be required to notify potential infringers if, in Purchaser’s reasonable judgment, such action would risk Purchaser becoming involved in a declaratory judgment action or upon consultation with Seller, such notification would be inadvisable prior to commencing litigation.

6.4 Public Announcements.  Except as otherwise required by law or by any applicable listing agreement with a national securities exchange or NASDAQ, no party shall issue any press release or make other public statements with respect to the transactions contemplated by this Agreement or identifying the other party by name without the prior written consent of such party.  Seller consents to the release substantially in the form previously provided to Seller, within one (1) day of the Effective Date.  In the event that any such listing agreement or applicable law requires any press release or public disclosure of the transactions contemplated herein, subject to the specific minimum requirements of applicable law or the applicable listing agreement as to the contents of such release or disclosure, Seller shall have a right of prior consent to the content of any such release or disclosure.  Seller shall generally consider, and where considered appropriate in Seller’s reasonable good faith judgment, the announcement and use in press releases and presentations the Company’s and Purchaser’s association with Seller.  Further, if either party is required by law or by any applicable listing agreement with a national securities exchange or NASDAQ to issue a press release or other public statement, such party will provide the other party an advance copy of any press release or public statement and allow such other party to review and consent to the press release or public statement.

6.5 Tax Matters.  All sales, use, transfer, business and occupation, documentary, stamp, registration, excise, value added and similar taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Patents and the Causes of Action from Seller to Purchaser pursuant to this Agreement and any related transaction documents shall be borne and paid by Purchaser when due.  Purchaser shall, at its own expense, timely prepare and file any tax return or other document required with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary).

6.6 Stockholder Approval and Related Matters.  (a) The Company shall take all action necessary under all applicable legal requirements (including the rules of NASDAQ) (the “Legal Requirements”) to call, give notice of and hold a meeting of Company stockholders to vote on the approval of the Preferred H Stock and the Preferred I Stock in order to comply with the Rules of The NASDAQ Stock Market and permit the conversion of such preferred stock in compliance with such rules, including as relates to both acquisitions and changes of control (the “Company Stockholders’ Meeting”).  The Company shall use its best efforts to cause the Company Stockholders’ Meeting to  be held as promptly as practicable after the date of this Agreement  and in any event no later than March 31, 2014.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable legal requirements. The Company’s proxy or information statement relating to the Company Stockholders’ Meeting shall include a statement to the effect that the board of directors of the Company recommends that the Company stockholders vote in favor of approval (the recommendation of the Company’s board of directors that the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Seller, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Seller shall be adopted or proposed.  Without limiting the foregoing, the Company shall take all necessary action required to enforce the obligations of certain of its stockholders under voting support agreements executed by them at or prior to the date hereof and providing for their support for the approval of this Agreement at the Company Stockholders’ Meeting (the “Support Agreements”).

          (b)           Company shall use its best efforts to cause the shares of Common Stock being issued to Seller under this Agreement, and shares of Common Stock issuable upon the conversion of the Preferred H Stock and Preferred I Stock issued to Seller hereunder,  to be approved for listing (subject to notice of issuance) on the NASDAQ.

          (c)           Company has authorized and reserved a sufficient number of shares of Common Stock to satisfy the obligations of Company to deliver Common Stock to Seller at Closing and upon the conversion at any time of the shares of Preferred H Stock and Preferred I Stock issued to Seller hereunder.

7. Representations and Warranties

7.1 Seller hereby represents and warrants to Company and Purchaser that as of the Closing Date and except to the extent the following representations or warranties would not be true as a result of a fact or circumstance existing on or before the closing date of the acquisition of the patents currently held by the Seller as a result of the Nortel Auction Process:

(a) Authority.  Seller has the right and authority to enter into this Agreement and to carry out its obligations hereunder and requires no third party consent, approval, and/or other authorization to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Patents to Purchaser.

(b) Title and Contest.  Seller has good and marketable title to the Patents, including without limitation all rights, title, and interest in the Patents and the right to sue for past, present and future infringement thereof.  Seller (and, to Seller’s knowledge, Nortel) has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect Seller’s rights and title therein in accordance with governing law and regulations in each respective jurisdiction.  Other than the Identified Encumbrance Agreements, the Patents are free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer, enforcement or license that might have arisen during Seller’s ownership of the Patents.  Other than their assertions against potential infringers by Nortel or Seller in the ordinary course of Seller’s business which have been disclosed in the Identified Encumbrance Agreements or otherwise identified to Purchaser by Seller, to the knowledge of Seller there are no actions, suits, investigations, communications, correspondence, claims or proceedings threatened, pending or in progress relating in any way to the Patents.

(c) Recordations.  Seller has obtained and has recorded or will record previously executed assignments for all Patents as necessary to fully perfect Seller’s rights and title therein in accordance with governing law and regulations in each applicable jurisdiction, including written assignments to Seller from each inventor of each Patent.

(d) Existing Licenses.  There are no licenses or other Liens or Encumbrances affecting the Patents, other than the Identified Encumbrance Agreements.

(e) Restrictions on Rights - Standards.  Except as disclosed in the Identified Encumbrance Agreements and the Disclosure Schedule, Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patents as a result of the transaction contemplated in this Agreement, or any prior transaction entered into by Seller related to the Patents.  Seller has not made any commitments to any standards or other organization (including any open source organization) regarding licensing or not asserting the Patents, and Seller has not entered into any agreement or other arrangement which would otherwise obligate it to license or refrain from asserting the Patents.

(f) Patent Office Proceedings.  Except as disclosed in the Identified Encumbrance Agreements and the Disclosure Schedule, none of the Patents have been or are currently involved in any reexamination, reissue, inter partes review or interference proceeding, and that, to Seller’s knowledge, no such proceedings are pending or threatened.

(g) Fees.  All maintenance fees, annuities, and the like due on the Patents have been timely paid and will be paid by Seller at least through the Effective Date, if any, are transferred to Purchaser.

(h) Validity and Enforceability.  The Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding (other than office action rejections in the ordinary course of prosecution).

(i) Governmental Rights.  No governmental entity, agency, standard setting organization or university has any claim, right, title, interest or license in or to any of the Patents notwithstanding the fact that governmental entity, agency, standard setting organization or university funding was received, or resources or facilities from any governmental entity, agency, standard setting organization or university was used, in connection with the conception, development or reduction to practice of any invention disclosed in any of the Patents.

(j) Small Entity Status.  No “small entity” or “micro entity” fees were paid for any of the Patents where such fees were not available for such Patents at such time under applicable law.

7.2 No Other Representations or Warranties.  Except as expressly provided in this Section 7, Seller makes no other representations and/or warranties of any kind, either express or implied, statutory, by usage of trade, custom of dealing, or otherwise, and Seller specifically disclaims any implied representations and/or warranties of merchantability, satisfactory quality or fitness for a particular purpose.

7.3 The Company and Purchaser each hereby, jointly and severally, represent and warrant to Seller that as of the Effective Date:

(a) Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware.

(b) Authorization; Enforceability. Each of the Company and Purchaser have all requisite right, power and authority to execute and deliver this Agreement and the ancillary documents hereto (collectively, the “Transaction Documents”) and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by each of the Company and Purchaser, and the consummation by Company and Purchaser of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of the Company and Purchaser, and constitutes the legal, valid and binding obligation of the Company and Purchaser, enforceable in accordance with its terms, (except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law).

(c) No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents by the Company and Purchaser, the consummation by each of the Company and Purchaser of the transactions contemplated thereby, and compliance by each with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of law, or any provision of such party’s organizational documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any instrument or agreement to which the Company or Purchaser is a party or by which the Company, Purchaser or their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect the Company and Purchaser’s ability to consummate  the transactions  contemplated  thereby.  The consummation of the transactions contemplated hereby will not require any consent, approval, authorization or permit of, or filing or registration with or notification to, any governmental entity or any other person, other than compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act.

(d) Consent of Governmental Authorities. The Company and Purchaser have obtained all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing with any governmental authority, or any other person, is required to be made or obtained by the Company and Purchaser in connection with the execution and delivery of the Transaction Documents by the Company and Purchaser, or the consummation by the Company and Purchaser of the transactions contemplated thereby, other than the Stockholder Approval.

(e) Validity of Securities.  When issued and delivered in accordance with this Agreement, the Securities shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable and (b) free and clear of any Liens, except as provided in the Lockup Agreement and as specified in this Agreement.

(f) Capitalization.  The Company has authorized share capital as set forth in the Definitive 14A of the Company filed with the Securities and Exchange Commission on December 20, 2013 as of such date (the “SEC”), as modified by such conversions and exchanges as have occurred since the date thereof. The Company has issued and outstanding 3,569,895 shares of Common Stock; 156,250 shares of Series F-1 Preferred Stock, 96,444 shares of Series D Preferred Stock; and 205,000 shares of Series D-1 Preferred Stock.

(g) SEC Filings.  Company has filed with the SEC, at or prior to the time due, all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC under applicable law for the twelve (12) months period preceding the date hereof (together with all information incorporated therein by reference, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. As of their respective dates, as of the Closing Date and as of the date any information from such Company SEC Reports has been incorporated by reference, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the last day of the quarter end reported upon by Company by the filing with the SEC of the Company’s most recent Quarterly Report on Form 10-Q, with respect to Company and the Purchaser, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Company or Purchaser. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports other than such comment letters previously provided to Seller.

(h) Financial Statements.  Each of the financial statements of Company (including the related notes) included or incorporated by reference in the Company SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted in Form 10- Q under the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly and accurately present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments  in the case of any unaudited interim financial statements). Except as and to the extent reflected in the financial statements (the “Company Latest Financials”) of Company included or incorporated by reference in the Form 10-Q filed by Company for the quarter ended September 30, 2013, Company has no liabilities except (i) liabilities incurred in the ordinary course of business and not required to be set forth in the Company Latest Financials or (ii) liabilities that have arisen after the date of the Company Latest Financials in the ordinary course of business, consistent with past custom and practice.

(i) Certain Indebtedness.  There is no outstanding indebtedness payable by any third party to Company.

(j) Litigation.  Except as reported in the SEC Reports, there is no action, claim, dispute, suit, investigation or proceeding pending or, to the Company or Purchaser’s knowledge, threatened against either the Company or Purchaser or any of their respective properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Purchaser to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder.

(k) Amendments.  Company has heretofore furnished or made available to the Company complete and correct copies of all amendments and modifications that have not been filed by Company with the SEC to all agreements, documents and other instruments that previously had been filed by Company with the SEC and are currently in effect.

7.4 Survival.  The representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date.  All covenants or agreements of the parties that are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants or agreements, if any, or until fully performed.

7.5 Support Agreements.  The Company has received Support Agreements from stockholders of the Company representing not less than 50.1% of the shares of Company stock that may be voted in respect of the Stockholder Approval matter based on the record date set for the applicable meeting of the Company Stockholders.  The Company is not aware of any reason that any of the Support Agreements cannot be enforced in accordance with their terms

7.6 Common Stock Consideration.  The Common Stock issued to Seller on the date hereof, together with the 176,991 shares of Common Stock held by the Seller as at the date hereof, does not constitute more than 9.99% of the issued and outstanding Common Stock at the time of Closing.

8. Miscellaneous

8.1 Applicable Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws.

8.2 Arbitration.  Any dispute, claim or controversy arising out of or relating to this Agreement or any matters related to the relationship of the Parties hereto or the consideration paid of payable hereunder (including the rights of the Parties with respect to their responsibilities emanating from any of the instruments, including the Securities, or terms defined herein) or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York New York, before one arbitrator.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures.  Judgment on the Award may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

8.3 LIMITATION ON CONSEQUENTIAL DAMAGES.  EXCEPT IN THE CASE OF FRAUD, INTENTIONAL MISREPRESENTATION OR WILFUL BREACH OF COVENANT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.4 LIMITATION OF LIABILITY.  EXCEPT IN THE CASE OF FRAUD,  INTENTIONAL MISREPRESENTATION OR WILFUL BREACH OF COVENANT, WITHOUT WAIVING ANY OTHER RIGHTS OF THE PARTIES, INCLUDING ANY RIGHT TO SEEK SPECIFIC PERFORMANCE OR SEEK OTHER EQUITABLE RELIEF, NEITHER PARTY’S TOTAL LIABILITY (INCLUDING PAYMENT OBLIGATIONS) UNDER THIS AGREEMENT SHALL EXCEED THE FIXED CONSIDERATION AMOUNT, RENDERED IN DOLLARS AS AT TH E CLOSING DATE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.  THE FOREGOING IS NOT TO BE CONSTRUED AS A LIMITATION ON THE RIGHT OF A PARTY TO SEEK EQUITABLE RELIEF, INCLUDING INJUNCTIVE RELIEF, WHERE MONETARY DAMAGES WOULD NOT BE ADEQUATE.

8.5 Confidentiality.

The Nondisclosure Agreement dated May 24, 2013, by and between Seller, certain of its Affiliates and Purchaser (the “Confidentiality Agreement”) remains in full force and effect in accordance with its terms.

From and after the Closing, the parties shall not (and shall cause their respective agents and/or Affiliates not to) use or disclose any information concerning the Patents or this Agreement, including the terms and existence hereof, to any third party except  (i) with the prior written consent of the other party; (ii) to any governmental body having jurisdiction to require disclosure or to any arbitral body, to the extent required by same; (iii) as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a party in such matters; (iv) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (v) in confidence to its legal counsel, accountants, banks and financing sources and their advisors in the normal course of business or in connection with strategic or financial transactions; provided that, in (ii) through (v) above, (A) each party shall use all legitimate and legal means available to minimize the disclosure to third parties, including seeking a confidential treatment request or protective order whenever appropriate or available; and (B) except for permitted disclosures to legal and financial advisors and accountants, a party shall provide the other party with at least ten (10) business days’ prior written notice of such disclosure. Company, Purchaser and Seller shall keep all economic terms of this Agreement confidential and seek to preserve such confidential nature of such information through filing of confidential treatment requests with all government agencies and authorities, including the United States Securities and Exchange Commission.

8.6 Entire Agreement.  The terms and conditions of this Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous oral agreements, understandings, negotiations and discussions.  Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties.  These terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions, which may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement.  This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

8.7 Notices.  All notices required or permitted to be given hereunder shall be in writing, shall make reference to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Seller	If to Purchaser or Company
Rockstar Consortium US LP	Spherix Incorporated
Legacy Town Center 1, 7160 N. Dallas Parkway, Suite 250	7927 Jones Branch Drive
Plano, TX 75024	Tysons Corner, Virginia 22102
Attn: Chief IP Counsel With a copy to: LaBarge Weinstein LLP 515 Legget Drive, Suite 800 Ottawa, Ontario K2K 3G4 Att: Michael Dunleavy	Attn: Chief Executive Officer With a copy to: Sichenzia Ross Friedman and Ference, LLP 61 Broadway 32nd Floor New York, New York 10006 Att: Harvey Kesner, Esq.

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

8.8 Relationship of Parties.  The parties hereto are independent contractors.  Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.  Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between Seller and Purchaser.

8.9 Severability.  The terms and conditions stated herein are declared to be severable.  If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

8.10 Waiver.  Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement.

8.11 Assignment of Agreement.  The terms and conditions of this Agreement shall inure to the benefit of any successors, assigns and other legal representatives of each Party, and shall be binding upon each Party, and their respective successors, assigns and other legal representatives.

8.12 Guaranty of Company.  (a)  The Company hereby irrevocably, absolutely and unconditionally guarantees to the Seller the prompt, complete and full performance, when due, of all of the Purchaser’s covenants and obligations under this Agreement, including the Purchaser’s obligation to make and deliver the Seller portion of the Participation Income, to the Seller and the Purchaser’s obligations hereunder, when the same shall become due and payable in accordance with the terms of this Agreement.  This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and Company’s liability under this guaranty shall terminate upon, the termination of all of the Purchaser’s covenants and obligations pursuant to, and in accordance with, this Agreement.  The Company acknowledges that its obligations under this Section shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of the Purchaser.  The guaranty contemplated in this Section shall apply to any obligation of the Purchaser hereunder, regardless of whether the Company is specifically cited herein as being a party to such obligation. The Company shall be liable as principal debtor and not solely as surety with respect to the performance of the obligations guaranteed hereunder.   The Seller shall not be bound to exhaust its recourse against the Purchaser or any other Person before being entitled to payment or other recourse under the guarantee provided by the Company herein.  Without limiting the foregoing, the Company shall, and does hereby covenant and agree to uphold the terms of the Preferred I Stock for the benefit of Seller hereunder, and any violation by the Company of the terms of the Preferred I Stock shall be deemed to be a breach of this Agreement, in addition to such other remedies as may be available at law.

IN WITNESS WHEREOF, the parties have executed this Confidential Patent Purchase Agreement as of the Effective Date:

Rockstar Consortium US LP By: Rockstar Consortium LLC, its General Partner Signature John P. Veschi Printed Name Chief Executive Officer Title December 31, 2013 Date	Spherix Incorporated Anthony Hayes Printed Name Chief Executive Officer Title December 31, 2013 Date

Exhibit A

ASSIGNMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, Rockstar Consortium US LP, a Delaware limited partnership having a primary place of business at Legacy Town Center 1, 7160 N. Dallas Parkway, Suite 250, Plano, Texas 75024 (“Assignor”), does hereby sell, assign, transfer and convey unto Spherix Portfolio Acquistion II, Inc., a Delaware corporation with an office at 7927 Jones Branch Drive, Tysons Corner, VA 22102 (“Assignee”) or its designees, all of Assignor’s right, title and interest in and to (a) all patents and patent applications listed below; (b) any patents required to make the issued patents listed below enforceable because of a terminal disclaimer filed prior to December 31, 2013 (c) the inventions, discoveries and improvements described or claimed in any or all of the foregoing (collectively “Patent Rights”):

Patent No.	Serial No.	Country	Filing Date	Issue Date	Title

    In addition, Assignor agrees to and hereby does sell, assign, transfer and convey unto Assignee all Assignor’s rights (i) in and to causes of action and enforcement rights for the Patent Rights including all of Assignor’s rights to pursue damages, injunctive relief and other remedies for past, present and future infringement of the Patent Rights, (ii) to apply (or continue prosecution) in any and all countries of the world for patents, design patents, utility models, certificates of invention or other governmental grants for the Patent Rights, including without limitation under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement or understanding, and (iii) to revive prosecution of any abandoned Patent Rights.

    Assignor also hereby authorizes the respective patent office or governmental agency in each jurisdiction to issue any and all patents or certificates of invention or equivalent which may be granted upon any of the Patent Rights in the name of Assignee, as the assignee to the entire interest therein.

    The terms and conditions of this Assignment shall inure to the benefit of Assignee, its successors, assigns and other legal representatives, and shall be binding upon Assignor, its successor, assigns and other legal representatives.

IN WITNESS WHEREOF this Assignment of Patent Rights is executed at on.

ASSIGNOR

By:
Name:
Title:

(Signature MUST be notarized)

Exhibit B

Patents

[To be determined in the families of data, optical and voice technology]

Exhibit C

LOCK-UP  RIDER

1.           Lockup.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller agrees, for the benefit of the Company and Purchaser, as follows:

A.
During the period beginning on the date hereof and ending on the earlier of (i) the date that the Seller owns less than two (2%) percent of the issued and outstanding “Company Securities” (which for purposes hereof shall mean less than two (2%) of the fully-diluted shares of Common Stock held by Seller (and any Affiliates), including, in the numerator, all Common Stock, Preferred I Stock, and Preferred H Stock, held by the Seller (and any Affiliates) and, in the denominator, all Common Stock and stock of any other class of the Company then convertible into Common Stock held by all stockholders, in each case on an “as converted” basis for purpose of such calculation (ii) the twelve month anniversary of the date of this Agreement (the “Initial Lockup Period”); and

B.
For a further period (the “Additional Lockup Period”) of up to one hundred and eighty (180) days following the occurrence of any of the following events (each, a “Lockup Extension Event”) with respect to the Common Stock (and provided for greater certainty that the Additional Lockup Period shall only apply to the extent that Initial Lockup Period would terminate prior to the 180th day after the Lockup Extension Event):

(1)
the date of a final prospectus filed by the Company with the Securities and Exchange Commission in connection with a public offering in which the Company receives gross proceeds of at least $5.0 million, without the prior written consent of the underwriter or placement agent (lead manager or book runner); and

(2)
upon request of the underwriter(s) or placement agent (lead manager or book runner), the date of closing of a private placement of the Company’s securities in which the Company receives gross proceeds of at least $5.0 million, without the prior written consent of the Company and the underwriter or placement agent (lead manager or book runner); and

(3)
the date of filing with the Securities and Exchange Commission of any Current Report on Form 8-K or press release (whichever is sooner) announcing a material acquisition (defined as any acquisition requiring the filing of audited or pro-forma financial statements), without the prior written consent of the Company and the acquired company and provided that any such acquisition is permitted under the terms of the Agreement of which this Rider is a part;

Seller shall not, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any (i) shares of Common Stock, (ii) shares of Series H or Series I Preferred Stock or (iii) shares of Common Stock into which the Series H or Series I Preferred Stock is convertible, in each case, which were received as consideration by the Seller in connection with this Agreement (the “Restrained Shares”) (ii) enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Restrained Shares or (iii) engage in any short selling of any Restrained Shares

C.
In addition to the Initial Lockup Period and any Additional Lockup Period (as defined above) the Seller hereby agrees that it will not, without the prior written consent of the managing underwriter or placement agent for any registered offering of any Company Securities  (the “Offering Lockup” and together with the Initial Lockup Period or any Additional Lockup Period, the “Lockup Period), during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on

(1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock  held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this paragraph shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Seller only if all officers and directors of the Company are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than five percent (5%) of the Company’s outstanding Common Stock.  The Seller further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this paragraph or that are necessary to give further effect thereto.  Notwithstanding anything herein to the contrary, not more than two (2) Offering Lockup periods shall be applicable to the undersigned under this Section 1.C.

The restrictions imposed by this Lockup Rider shall not be in effect if the Company’s Common Stock as of such applicable time of determination has a “Volume Weighted Average Price” (“VWAP”) of at least $20.00 per share.  “VWAP” means, for any share of Common Stock as of the particular time of determination, the volume weighted average price for a 30 day period on the NASDAQ Capital Market (the “Principal Market”) as reported by Bloomberg, LP (“Bloomberg”) as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for the Common Stock, the bid price of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg as of such time of determination, or, if no bid price is reported for the Common Stock by Bloomberg as of such time of determination, the average of the bid prices of any market makers for the Common Stock as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) as of such time of determination.  If the Bid Price cannot be calculated for the Common Stock as of the particular time of determination on any of the foregoing bases, the Bid Price of the Common Stock as of such time of determination shall be the fair market value as mutually determined by you and the Company.

2.    Leak-Out Provision.  During any Lockup Period, (A) the undersigned may sell Common Stock, provided that the undersigned does not sell, on any given Trading Day, a number of shares of Common Stock that is greater than (i) 15% of the 30 day average daily volume of the common stock for the period ended one Trading Day prior to the date of such sale, as reported by The NASDAQ Capital Market; and (ii) 20% of the 30 day average daily volume of the common stock for the period ended one Trading Day prior to the date of such sale in the event that the VWAP shall equal or exceed $17.00 per share (provided that, as noted above, there will be no volume restrictions during any day that the VWAP is equal to or exceeds $20.00 per share on such Trading Day) and (B) the undersigned may sell Common Stock without regard to volume limitations on any day in which at least 1,000,000 shares have traded at a weighted average price of at least $15.00 per share, provided the undersigned may not offer or sell such Common Stock for a price that is less than $15.00 per share.  The foregoing dollar thresholds are subject to equitable adjustments in the event of any stock split, stock consolidation, stock dividend or other similar event affecting the Common Stock.

3. Permitted Transfers.  Notwithstanding the foregoing, the undersigned (and any transferee of the undersigned) may transfer any Company Security: (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (iv) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, (v) in a private transaction effected outside of the facilities of the principal trading market for the Company; (vi) to any of the equity owners of the undersigned, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding any Company Security subject to the provisions of this Lockup Rider. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  In the case of 3(v), above, the undersigned (and any transferee) shall notify the Company in writing not later than 48 hours prior to any proposed transfer providing the Company with details of the amount, type, and price of any proposed transfer, and the Company may elect to acquire, or cause its designee to acquire, the Restrained Shares subject to such notice, provided the terms and conditions of such transfer are no less favorable to the undersigned.

3.           Opinion of Counsel.  Any Company Security of the undersigned shall contain a restrictive “lock-up” legend governed by the terms of this Lockup Rider.  The Company’s transfer agent shall only accept an opinion of counsel to remove such legend from counsel acceptable to Company.  The  firms LaBarge Weinstein LLP and Dorsey LLP shall be deemed acceptable to the Company.
4.           Termination.  Notwithstanding anything to the contrary herein, this Lockup Rider will terminate and no new Lockup Periods shall arise with respect to the Seller, on or following December 31, 2014 (the “Expiration Date”).  Notwithstanding the foregoing, any Lockup Period that has not terminated prior to the Expiration Date shall continue in full force and effect and survive the Expiration Date for the remaining duration of such Lockup Period.

5.           Most Favored Nations.  In the event that following the date hereof Company offers to any third party who enters into a lockup agreement, lockup agreement terms or leakout terms (or amends any prior lockup or leakout provisions) that are more favorable to such party than the terms herein, then the Company shall notify the Seller and make available to the Seller such more favorable terms.

EXHIBIT D

REGISTRATION RIGHTS RIDER

9. Registration Rights.  The Company covenants and agrees as follows:

9.1 Registration Rights. As promptly as possible, and in any event on or prior to the date that is thirty (30) days from the Stock Consideration Issuance Date (as defined below) (the “Filing Date”), the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) covering the resale of the Registrable Securities for an offering to be made on a continuous basis pursuant to SEC Rule 415; provided, however, that if at any time and notwithstanding the best efforts of the Company, the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of SEC Rule 415 as a result of a characterization by the SEC of the transaction described by the Registration Statement as a primary offering by the Company, the Company shall use its best efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in SEC Rule 415. In the event that, despite the Company’s best efforts and compliance with the terms of this Subsection 1.1 the SEC refuses to alter its position, the Company shall, (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of SEC Rule 415 and the Company shall have no liability to the Seller as a result of the Registration Statement covering less than all of the Registrable Securities under the circumstances described in this proviso. The Company represents and warrants to the Seller that there are no circumstances of which it is currently aware that might cause the SEC to conclude that some or all of the Registrable Securities are not eligible to be made on a delayed or continuous basis under the provisions of SEC Rule 415. Within nine (9) months, or such earlier time as permitted by the SEC, of the initial registration filed hereunder being declared effective, the Company shall file an additional registration statement containing the Cut Back Shares. With regard to the new Registration Statement, all of the provisions of this Subsection 1.1 shall again be applicable to the Cut Back Shares. The Registration Statement shall be on Form S-1, Form S-3 or on such other appropriate form, in accordance with the Securities Act and the Exchange Act.

9.2 Demand Registration.

(a) Form S-1 Demand.  If at any time the Company receives a request from the Seller that the Company file a Form S-1 registration statement with respect to at least twenty percent (20%) of the Registrable Securities then outstanding, then the Company shall, as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Seller, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Seller requested to be registered, and in each case, subject to the limitations of Subsections 1.2(c) and 1.4.

(b) Form S-3 Demand.  If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Seller that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of the Seller, then the Company shall, as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Seller, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities that the Seller requested to be registered, and in each case, subject to the limitations of Subsections 1.2(c) and1.4.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to the Seller a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than thirty (30) days after the request of the Seller is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such thirty (30) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 1.2(a)(i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, the Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected - two registrations pursuant to Subsection 1.2(a); or (iii) if the Seller proposes to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 1.2(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 1.2(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Subsection 1.2(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 1.2(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Seller withdraws its request for such registration, elects not to pay the registration expenses therefor, and forfeit its right to one demand registration statement pursuant to Subsection 1.7, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 1.2(d).

9.3 Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Seller) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give the Seller notice of such registration.  Upon the request of the Seller given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 1.4, cause to be registered all of the Registrable Securities that the Seller has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 1.3 before the effective date of such registration, whether or the Seller has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 1.7.

9.4 Underwriting Requirements.

(a) If, pursuant to Subsection 1.2, the Seller intends to distribute the Registrable Securities covered by its request by means of an underwriting, the Seller shall so advise the Company as part of its request made pursuant to Subsection 1.2. The underwriter(s) will be selected by the Seller, subject only to the reasonable approval of the Company.  The Seller shall (together with the Company as provided in Subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Subsection 1.4, the number of Registrable Securities held by the Seller to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 1.3, the Company shall not be required to include any of the Seller’s Registrable Securities in such underwriting unless the Seller accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering.

(c) For purposes of Subsection 1.2, a demand registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that the Seller has requested to be included in such registration statement are actually included.

9.5 Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Seller, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Seller refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred twenty (120) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the Seller such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Seller may reasonably request in order to facilitate its disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Seller; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by Seller, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Seller, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify the Seller, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify the Seller of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

9.6 Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities that the Seller shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Seller’s Registrable Securities.

9.7 Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 1, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company and fees and disbursements of one counsel for the Seller in an amount not to exceed Ten Thousand Dollars ($10,000) in the aggregate, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 1.2 if the registration request is subsequently withdrawn at the request of the Seller, unless the Seller agrees to forfeit its right to one registration pursuant to Subsections 1.2(a) or 1.2(b), as the case may be; provided further that if, at the time of such withdrawal, the Seller shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Seller at the time of its request and has withdrawn the request with reasonable promptness after learning of such information, then the Seller shall not be required to pay any of such expenses and shall not forfeit its right to one registration pursuant to Subsections 1.2(a) or 1.2(b).  All Selling Expenses relating to the Registrable Securities registered pursuant to this Seciton 1 shall be born and paid by the Seller.

9.8 Indemnification.  If any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless the Seller, and its partners, members, officers, directors and stockholders; legal counsel and accountants; any underwriter (as defined in the Securities Act); and each Person, if any, who controls the Seller or underwriter within the meaning of the Securities Act or the Exchange Act, against any Losses, and the Company will pay to the Seller and each such underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Losses may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 1.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Losses to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Seller underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, the Seller will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), and any controlling Person of any such underwriter, against any Losses, in each case only to the extent that such Losses arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of the Seller expressly for use in connection with such registration; and the Seller will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Losses may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 1.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Seller, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by the Seller by way of indemnity or contribution under Subsections 1.8(b) and 1.8(d) exceed the proceeds from the offering received by the Seller (net of any Selling Expenses paid by the Seller), except in the case of fraud or willful misconduct by the Seller.

(c) Promptly after receipt by an indemnified party under this Subsection 1.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 1.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one  separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 1.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 1.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 1.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 1.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 1.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) the Seller shall not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by the Seller pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall the Seller’s liability pursuant to this Subsection 1.8(d), when combined with the amounts paid or payable by the Seller pursuant to Subsection 1.8(b), exceed the proceeds from the offering received by the Seller (net of any Selling Expenses paid by the Seller), except in the case of willful misconduct or fraud by the Seller.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Seller under this Subsection 1.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 1, and otherwise shall survive the termination of this Agreement.

9.9 Reports Under Exchange Act.  With a view to making available to the Seller the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Seller to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to the Seller, so long as it owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing the Seller of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

9.10 Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Seller, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Seller that are included; or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder without the participation of the Holder on  the terms set out herein, provided, however, that the foregoing restrictions shall not apply to any agreement with a third party arising from a transaction of the Company wherein the proceeds of such transaction are distributed in accordance with the provisions of the Patent Purchase Agreement, of which this Exhibit D (sic) forms a part, or otherwise permitted pursuant to the Series I Convertible Redeemable Preferred Stock.

9.11 Termination of Registration Rights.  The registration and qualification obligations of the Company pursuant to this Agreement shall terminate, with respect to the Seller on the date that all Registrable Shares held by the Seller may be sold pursuant to Rule 144 under the 1933 Act if the Seller is eligible to sell under Rule 144 during any three-month period all of the remaining Registrable Shares issued or issuable to the Seller.

Capitalized Terms not otherwise defined in the Agreement or this Rider shall have the following definitions:

“Agreement” means that certain Patent Purchase Agreement of which this Exhibit D (sic)  is a part and the Transaction Documents.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys’ fees.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the Stock Consideration, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

“Registration Statement” means each registration statement required to be filed under hereunder, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre-and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Registration Statement Effective Date” means the date that the Registration Statement is first declared effective by the SEC.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of one counsel to the Seller borne and paid by the Company as limitedly provided for in Subsection 1.7.

“Stock Consideration” means the common shares of Common Stock and shares of Common Stock into which Preferred Stock may be converted, issued to the Seller pursuant to the Patent Purchase Agreement, of which this Rider is a part, as may be amended from time to time.

“Stock Consideration Issuance Date” means the date the Stock Consideration is issued to the Seller by the Company.

“Transaction Documents” means the Agreement and all schedules and exhibits thereto and this Rider.